EXHIBIT 10(i)A5

AGREEMENT AND CONSENT RELATING TO TAX DISAFFILIATION AGREEMENT

This AGREEMENT AND CONSENT RELATING TO TAX DISAFFILIATION AGREEMENT dated as of June 11, 2003 by and between NATIONAL SERVICE INDUSTRIES, INC. (“NSI-Del”), a Delaware corporation, NATIONAL SERVICE INDUSTRIES, INC. (“NSI Enterprises”), a California corporation, and ACUITY BRANDS, INC. (“Spinco”), a Delaware corporation.

RECITALS

A.    In connection with the transactions contemplated by the Agreement and Plan of Distribution (the “Distribution Agreement”), dated November 30, 2001, by and between NSI-Del and Spinco, NSI-Del, NSI Enterprises and Spinco entered into the Tax Disaffiliation Agreement, dated as of November 30, 2001 (the “Agreement”), to set forth their rights and obligations with respect to taxes.

B.    On April 1, 2003, NSI-Del entered into the Agreement and Plan of Merger (the “Merger Agreement”) by and between NSI-Del and NS Acquisition Corp., a Delaware corporation (“Buyer”), pursuant to which Buyer will be merged with and into NSI-Del, with NSI-Del as the surviving corporation (the “Merger”).

C.    In contemplation of the Merger, the parties hereto have agreed to enter into this Agreement and Consent Relating to Tax Disaffiliation Agreement (the “Agreement and Consent”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    The parties acknowledge that, as of the date of this Agreement and Consent, the provisions of the Agreement relating to the obligations of Spinco and NSI-Del with respect to the federal income tax liability reflected in the consolidated federal income tax return filed by NSI-Del for the taxable year ended August 31, 2002, have been fully satisfied. For the avoidance of doubt, the parties agree that the provisions of the Agreement relating to the special allocation of $5,258,977 of tax liability to NSI-Del, including the provisions of the second sentence of Section 2.03(b) of the Agreement that “NSI-Del shall be liable for, and shall hold the Spinco Group harmless on an After Tax Basis against, $5,258,977 of tax liability of any member of the Spinco Group or any member of the NSI-Del Group for any Period Before the Second Distribution,” are satisfied by the inclusion of the taxable income associated with the Oglethorpe Power safe harbor lease in determining the federal income tax liability of the NSI-Del Group for the taxable year ended August 31, 2002.

2.    To the extent permitted by law, any member of the NSI-Del Group may elect to carry back, pursuant to Section 3.01(b), (i) any net operating loss attributable to the fiscal year ended August 31, 2002, to the taxable year ended August 31, 1997, and (ii) any wage credits attributable to the fiscal year ended August 31, 2002, to the taxable year ended August 31, 2001. Such carrybacks shall be governed by all of the provisions of Section 3.01(b) (including the indemnity obligations of NSI-Del set forth in the fourth sentence thereof, which indemnity obligations shall, for sake of clarification, include any amount which may be assessed solely by reason of Section 6501(k) of the Code). Spinco hereby consents to the carrybacks and approves filing any claim for refund relating to such carrybacks.

3.     The parties acknowledge that they have a dispute concerning the application and interpretation of the Agreement with respect to certain credits for increasing research activities and foreign tax credits attributable to activities of members of the Spinco Group during the portion of the Stub Period ended on the Date of the Second Distribution. Notwithstanding such dispute, the parties agree that such credits for increasing research activities shall be carried back to the taxable year ended August 31, 2001, and that such foreign tax credits shall be carried back to the taxable year ended August 31, 2000. The parties hereby consent to those carrybacks and approve filing any claim for refund relating to such carrybacks. However, neither the facts of the execution of this Agreement and Consent nor any provision contained herein is intended or shall be construed to affect in any way the resolution of the dispute between the parties concerning the application and interpretation of the Agreement with respect to such credits.

4.    The parties hereby acknowledge and agree that NSI-Del has satisfied in full its obligations to provide notice to Spinco with respect to the Merger Agreement and the Merger as provided in Section 2.04(d) of the Agreement.

5.    The Agreement shall be read together and shall have the same force and effect as if the provisions of the Agreement and this Agreement and Consent were contained in one document. The Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms used but not defined in this Agreement and Consent shall have the meanings ascribed to them in the Agreement.

6.    This Agreement and Consent may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Consent as of the day and year first above written.

ACUITY BRANDS, INC., a Delaware corporation

By:	/s/ Kenyon W. Murphy
Name: Kenyon W. Murphy Title: Sr. V.P. & General Counsel

Witness:	/s/ Helen D. Haines
Name: Helen D. Haines

NATIONAL SERVICE INDUSTRIES, INC., a Delaware corporation

By:	/s/ Brock Hattox
Name: Brock Hattox Title: Chairman of the Board, CEO & President

Witness:	/s/ Carol Ellis Morgan
Name: Carol Ellis Morgan

NATIONAL SERVICE INDUSTRIES, INC., a California corporation

By:	/s/ Brock Hattox
Name: Brock Hattox Title: Chairman of the Board, CEO & President

Witness:	/s/ Carol Ellis Morgan
Name: Carol Ellis Morgan

3